Exhibit 99.1

Jerash Holdings Reports Fiscal 2024 Second Quarter Financial Results

FAIRFIELD, N.J., November 13, 2023 – Jerash Holdings (US), Inc. (“Jerash” or the “Company”) (NASDAQ: JRSH), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced financial results for its fiscal year 2024 second quarter, ended September 30, 2023.

“Our second quarter performance again demonstrated Jerash’s ability to attract new customers and prove our resiliency in a challenging apparel environment,” said Sam Choi, Jerash’s chairman and chief executive officer. “Retail market conditions for global brands in the U.S. and Europe have been slow to recover, which, in turn, is impacting our business compared with the prior year, with a product mix shift to lower priced items, which carry lower margins. Nevertheless, our revenue and gross margin remained largely stable.

“Good progress was made during the quarter with our Busana partner. Thus far, five premium customers have committed to placing orders. Current projections from the joint venture over the next twelve months call for about $8 to $9 million in new orders, starting in a meaningful way in our fiscal fourth quarter.

“Additionally, Jerash’s initiative to diversify its own customer base is proving effective. We are continuing to receive inquiries from high-profile global brands, with new garment sampling and costing underway.

We also are enthusiastic about the opportunity created by our recently established joint venture with Newtech Textile (HK) Limited, a subsidiary of Newtech Textile Technology Development (Shanghai) Co. Limited, a textile innovation and solutions company. We are aiming to utilize technology that is expected to reduce water usage by approximately 90%, energy consumption by approximately 65%, and carbon footprint by over 50% in comparison with traditional textile dyeing processes. To achieve this, we plan to build a fabric facility in Jordan, with construction to begin in 2024, and Jerash is emerging as Jordan’s leader in ESG textile manufacturing, which is in keeping with our longstanding commitment to sustainability and responsible growth,” Choi added.

Fiscal Year 2024 Second Quarter Results

Revenue for the fiscal year 2024 second quarter was $33.4 million, compared with $37.8 million in the same quarter last year. The decrease was primarily due to fewer shipments being delivered to some of the major customers in the U.S., partially offset by shipments to other new geographic locations, including Hong Kong and Germany.

Gross profit for the fiscal year 2024 second quarter was $5.4 million, compared with $6.9 million in the same quarter last year. Gross margin was 16.1 percent in the fiscal year 2024 second quarter, compared with 18.3 percent in the same quarter last year. The decrease in gross margin was primarily driven by a shift in customer mix with lower profit margin orders.

Operating expenses totaled $4.5 million in the fiscal year 2024 second quarter, compared with $4.3 million in the same quarter last year. Selling, general and administrative expenses were $4.2 million in the fiscal year 2024 second quarter, slightly lower than the same quarter last year. Stock-based compensation expenses for the fiscal year 2024 second quarter were $243,000, compared with none in the same quarter last year.

Operating income totaled $888,000 in the fiscal year 2024 second quarter, versus $2.6 million in the same quarter last year.

Total other expenses were $167,000 in the fiscal year 2024 second quarter, compared with $106,000 in the same quarter last year. The increase was primarily due to higher interest expenses arisen from participating in supply chain financing programs of certain customers, partially offset by income from fixed deposits in banks.

Net income was $369,000 in the fiscal year 2024 second quarter, or $0.03 per diluted share, versus $1.8 million, or $0.14 per diluted share, in the same quarter last year.

Comprehensive income attributable to Jerash’s common stockholders totaled $306,000 in the fiscal year 2024 second quarter, which included a foreign currency translation loss of $60,000, compared with $1.6 million in the same quarter last year, which included a foreign currency translation loss of $216,000.

Balance Sheet, Cash Flow and Dividends

Cash totaled $21.2 million, and net working capital was $40.5 million as of September 30, 2023.

On November 3, 2023, Jerash approved a regular quarterly dividend of $0.05 per share on its common stock, payable on November 28, 2023, to stockholders of record as of November 14, 2023.

Six-Month Fiscal Year 2024 Results

Revenue for the first six months of fiscal year 2024 was $68.1 million, compared with $71.3 million in the same period last year.

Gross profit was $10.9 million for the first six months of fiscal year 2024, compared with $13.5 million for the same period last year. Gross margin for the first six months of fiscal year 2024 was 16.1 percent, compared with 19.0 percent in the same period last year.

Operating expenses for the first six months of fiscal year 2024 were $9.0 million, compared with $8.6 million for the same period last year. Operating income was $2.0 million for the first six months of fiscal year 2024, compared with $4.9 million for the same period last year.

Net income for the first six months of fiscal year 2024 was $864,000, or $0.07 per diluted share, compared with $3.5 million, or $0.28 per diluted share, in the same period last year.

Comprehensive income attributable to Jerash’s common stockholders was $710,000 in the first six months of fiscal year 2024, which included a foreign currency translation loss of $155,000, compared with $3.2 million in the same period last year, which included a foreign currency translation loss of $334,000.

Middle East Situation

Since the inception of the turmoil in the Middle East, Jerash has been closely monitoring the situation and keeping its customers informed. Currently, production is ongoing as usual, with no changes to customer orders or commitments, and both ports that the Company uses for import and export, in Aqaba and Haifa, are operating normally. However, in the event of any potential impact on the ports, Jerash has prepared a contingency plan, approved by its major customers, to temporarily relocate production to alternate regions.

Outlook

▪	Revenue for the full fiscal year 2024 is expected to be down approximately 3 to 5 percent from last fiscal year, reflecting product mix shift to lower priced items.

▪	Gross margin goal for the full fiscal year 2024 is expected to be approximately 15 to 16 percent.

Conference Call

Jerash will host an investor conference call to discuss its fiscal year 2024 second quarter results today, November 13, 2023, at 9:00 a.m. Eastern Time.

Phone:	877-545-0523 (domestic); 973-528-0016 (international)
Conference ID:	272995

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and Skechers. Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 5,000 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, and expansion of the customer base among high-profile global brands, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the U.S. Securities and Exchange Commission. These and other risks and uncertainties are detailed in the Company’s filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980

jlin@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC.,

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2023	2022	2023	2022

Revenue, net	$33,357,108	$37,825,695	$68,092,765	$71,262,256
Cost of goods sold	27,985,077	30,907,908	57,153,194	57,722,102
Gross Profit	5,372,031	6,917,787	10,939,571	13,540,154

Selling, general and administrative expenses	4,240,588	4,308,084	8,475,506	8,326,782
Stock-based compensation expenses	243,448	-	484,250	294,822
Total Operating Expenses	4,484,036	4,308,084	8,959,756	8,621,604

Income from Operations	887,995	2,609,703	1,979,815	4,918,550

Other Income (Expenses):
Interest expenses	(359,234)	(163,595)	(748,185)	(251,437)
Other income, net	192,523	57,807	282,750	118,049
Total other expenses, net	(166,711)	(105,788)	(465,435)	(133,388)

Net income before provision for income taxes	721,284	2,503,915	1,514,380	4,785,162

Income tax expenses	352,340	712,163	650,321	1,272,028

Net income	368,944	1,791,752	864,059	3,513,134

Net gain attributable to noncontrolling interest	(3,327)	-	(1,916)	-
Net income attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$365,617	$1,791,752	$862,143	$3,513,134

Net income	$368,944	$1,791,752	$864,059	$3,513,134
Other Comprehensive Loss:
Foreign currency translation loss	(59,841)	(216,210)	(154,500)	(333,870)
Total Comprehensive Income	309,103	1,575,542	709,559	3,179,264
Comprehensive loss attributable to noncontrolling interest	(3,327)	-	(1,916)	-
Comprehensive Income Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$305,776	$1,575,542	$707,643	$3,179,264

Earnings Per Share Attributable to Common Stockholders:
Basic and diluted	$0.03	$0.14	$0.07	$0.28

Weighted Average Number of Shares
Basic	12,294,840	12,498,431	12,294,840	12,416,823
Diluted	12,294,840	12,498,431	12,294,840	12,485,512

Dividend per share	$0.05	$0.05	$0.10	$0.10

JERASH HOLDINGS (US), INC.,

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2023	March 31, 2023
	(Unaudited)
ASSETS
Current Assets:
Cash	$21,201,642	$17,801,614
Accounts receivable, net	5,201,679	2,240,537
Bills receivable	-	87,573
Tax recoverable	-	16,763
Inventories	18,713,863	32,656,833
Prepaid expenses and other current assets	2,132,934	2,947,815
Advance to suppliers, net	3,443,334	1,533,091
Total Current Assets	50,693,452	57,284,226

Restricted cash - non-current	1,608,074	1,609,989
Long-term deposits	749,154	841,628
Deferred tax assets, net	153,873	153,873
Property, plant and equipment, net	24,682,883	22,355,574
Goodwill	499,282	499,282
Right of use assets	718,418	974,761
Total Assets	$79,105,136	$83,719,333

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$4,252,112	$5,782,570
Accrued expenses	2,679,485	2,930,533
Income tax payable - current	1,458,777	2,846,201
Other payables	1,211,812	1,477,243
Deferred revenue	232,387	928,393
Amount due to a noncontrolling interest	31,677	-
Operating lease liabilities - current	345,171	481,502
Total Current Liabilities	10,211,421	14,446,442

Operating lease liabilities - non-current	246,341	287,247
Income tax payable - non-current	417,450	751,410
Total Liabilities	10,875,212	15,485,099

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,534,318 shares issued, 12,294,840 shares outstanding	12,534	12,534
Additional paid-in capital	23,415,296	22,931,046
Treasury stock, 239,478 shares	(1,169,046)	(1,169,046)
Statutory reserve	410,847	410,847
Retained earnings	45,804,741	46,172,082
Accumulated other comprehensive loss	(277,729)	(123,229)
Total Jerash Holdings (US), Inc.’ Stockholders’ Equity	68,196,643	68,234,234

Noncontrolling interest	33,281	-
Total Equity	68,229,924	68,234,234

Total Liabilities and Equity	$79,105,136	$83,719,333

JERASH HOLDINGS (US), INC.,

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$864,059	$3,513,134
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,224,322	1,184,940
Stock-based compensation expenses	484,250	294,822
Bad debt recovery	(66,980)	-
Amortization of operating lease right-of-use assets	416,090	548,849

Changes in operating assets:
Accounts receivable	(2,894,162)	7,018,987
Bills receivable	87,573	-
Inventories	13,942,970	(8,171,427)
Prepaid expenses and other current assets	814,878	336,710
Advance to suppliers	(1,910,244)	(986,600)
Changes in operating liabilities:
Accounts payable	(1,530,458)	5,696,686
Accrued expenses	(251,048)	679,586
Other payables	(265,431)	(749,837)
Amount due to noncontrolling interest	312	-
Deferred revenue	(696,006)	465,405
Operating lease liabilities	(336,984)	(455,604)
Income tax payable, net of recovery	(1,704,261)	262,106
Net cash provided by operating activities	8,178,880	9,637,757

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(635,878)	(379,600)
Payments for construction of properties	(2,575,669)	(2,641,614)
Acquisition of Ever Winland	-	(5,100,000)
Acquisition of Kawkab Venus	-	(2,200,000)
Payment for long-term deposits	(247,610)	(129,650)
Net cash used in investing activities	(3,459,157)	(10,450,864)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payments	(1,229,484)	(1,243,432)
Investment of noncontrolling interest	31,365	-
Share repurchase	-	(547,713)
Repayment from short-term loan	(3,118,339)	(901,055)
Repayment to a related party	-	(300,166)
Proceeds from short-term loan	3,118,339	2,007,185
Net cash used in financing activities	(1,198,119)	(985,181)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND RESTRICTED CASH	(123,491)	(334,064)

NET INCREASE (DECREASE) IN CASH AND RESTRICTED CASH	3,398,113	(2,132,352)

CASH, AND RESTRICTED CASH, BEGINNING OF THE PERIOD	19,411,603	26,583,488

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$22,809,716	$24,451,136

CASH, AND RESTRICTED CASH, END OF THE PERIOD	22,809,716	24,451,136
LESS: NON-CURRENT RESTRICTED CASH	1,608,074	1,437,339
CASH, END OF THE PERIOD	$21,201,642	$23,013,797

Supplemental disclosure information:
Cash paid for interest	$748,185	$251,437
Income tax paid	$2,371,705	$1,096,934

Non-cash investing and financing activities
Equipment obtained by utilizing long-term deposit	$358,620	$232,877
Acquisition of Kawkab Venus by utilizing long-term deposit	$-	$500,000
Right of use assets obtained in exchange for operating lease obligations	$177,068	$68,932